As filed with the U.S. Securities and Exchange Commission on July 24, 1996

                       Securities and Exchange Commission
                              Washington D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           Commission File No. 0-19015

                           ICIS MANAGEMENT GROUP, INC.
                        (Formerly Alter Sales Co., Inc.)

           FLORIDA                                       59-0791065
(State or other jurisdiction of incorporation    (I.R.S. Employer Identification
or organization)                                 Number)

5050 N. Federal Highway, Lighthouse Point, FL            33064
(address of principal executive office)                (zip code)

Issuer's telephone number: (305) 426-3400

Agent for Service at above address: James W. Nearen, President

Approximate date of commencement of proposed sale to Public: July 24, 1996

                         Calculation of Registration Fee
- ---------------------------------------------------------------------------------------------

Title of Securities  Amount of Shares    Proposed Maximum     Proposed Maximum       Amount
Securities to be     to be Registered    Offering Price Per   Maximum                of Fee
Registered                               Per Share(1)         Aggregate Offering
                                                              Price(1)

$.004 par value
Common Stock          3,000,000           $.25                 $625,000            $258.62(1)


         TOTALS       3,000,000                                $625,000            $258.62(2)
- ---------------------------------------------------------------------------------------------
Total No. of Pages: 19                                         Exhibit Index on Page:  10


(1) This calculation is made solely for the purposes of determining the registration fee pursuant to Rule 457(g) under the Securities Act of 1933 and is calculated on the basis of the highest price at which the warrants described herein may be exercised.

(2) The expenses associated with this registration statement include the registration fees, bank wire fees, fees payable to Nasdaq of $.01 per share or $7500 maximum and negligible costs of mailing.

                           ICIS MANAGEMENT GROUP, INC.

                        3,000,000 SHARES OF COMMON STOCK

                                   PROSPECTUS

                                     PART I

Item 1. Forepart.

     The issuer, ICIS Management Group, Inc., 5050 N. Federal Highway, Lighthouse Point, Florida, 33064, telephone number (954) 426-3400 intends by this registration statement to register 3,000,000 shares of its $.004 par value common stock to be issued upon the exercise of certain convertible rights, warrants or options. None of the securities that are being registered hereby are being offered by selling security holders.

     The Risk Factors attendant to this offering may be found at page 3 hereof.

     In accordance with Item 501 of Regulation SB [17 CFR ss.228.501], please note the following:

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The following table is presented in accordance with Item 501 of Regulation
SB [17 CFR ss.228.501]:
- --------------------------------------------------------------------------------

                 Price to public         Underwriting Discounts     Proceeds to
                                         and commissions            issuer

Common stock     $.25(1)                 -0-                        $750,000(2)
- --------------------------------------------------------------------------------

(1) The securities being registered are for issuance to holders of certain convertible rights, warrants or options and, thus, will not be distributed generally to the public. The registrant is conducting this issue and no underwriter has been retained in connection herewith.

(2) The expenses of this offering are limited to the registration fees with the Securities and Exchange Commission and the Nasdaq Stock Market, Inc. in addition to negligible administrative costs.

                  The date of this prospectus is July 24, 1996.

Item 2. Supplemental Information for Investors.

     ICIS Management Group, Inc. is a reporting company that trades on The Nasdaq Stock Market Inc.'s electronic quotation system for Small Cap(TM) companies under the symbol "ICIS".

     This Prospectus is part of a Registration Statement which was filed and became effective under the Securities Act, as amended, and does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings by the Company with the Commission are qualified in their entirety by the reference thereto.

     A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to the following: ICIS Management Group, Inc., 5050 N. Federal Highway, Lighthouse Point, FL 33064.

     The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements, and other information filed by the Company under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, DC 20549. Copies may be obtained at the prescribed rates. The Company files reports electronically and, thus, copies of filings may be obtained from the Commission's Web site at http://www.sec.gov. In addition, the Common Stock is quoted on the automated quotation system maintained by the National Association of Securities Dealers, Inc. ("NASD"); thus, copies of these reports, proxy statements, information statements, and other information filed by the Company may also be inspected at the offices of the NASD at 1735 K. Street, NW, Washington, DC 20549.

     No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

     Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of the Company since the date hereof.

Item 3. Risk Factors

     The following matters should be considered before investing in any securities described in this prospectus:

          1. Operations Not Profitable. The Company and its principal subsidiaries who report financial results on a consolidated basis has reported losses during each of the last six fiscal quarters and, therefore, must be considered speculative. The Company incorporates herein by his reference its Form 10-KSB for the period ended December 31, 1995 and its Form 10-QSB for the period ended March 31, 1996.

          2. Lack of Cash Dividends. The Company has paid no cash dividends on its Common Shares to date. Any future dividends, of which there can be no assurance, will be directly dependent upon earnings of the Company, its financial requirements and other factors.

          3. Additional Working Capital May be Needed. As of the date of this memorandum, management believes that the Company has sufficient working capital to meet its present liabilities. Although the company does not feel that additional capital will be necessary it cannot warrant that sufficient capital exists to meet its needs in the future should the Company fail to produce sufficient revenues.

          4. Competition. Both Sunshine Auto Parts Distributors, Inc. and Sunshine Auto Replicas, Inc. are engaged in industries in which there is a high degree of competition. In many instances (particularly within the automobile parts business), competitors are larger and better funded and therefore enjoy a significant price advantage.

          5. Lack of Underwriter - No Commitment to Purchase Shares. The securities are being offered by the Company through its officers and directors. No broker or dealer has been retained as an underwriter and no broker or dealer is under any obligation to purchase any securities. In addition, the officers and directors of the Company collectively have limited experience in the offer and sale of securities on behalf of the Company. Consequently, there is no assurance that the Company is capable of selling all, or any, of the securities offered. In addition, no entity, including any broke, dealer or the Company, has an obligation to purchase any of the securities offered.

          6. Use of Proceeds Not Specific. The proceeds of this offering have been allocated only generally. Proceeds from the offering have been allocated generally to administrative expenses and working capital. Accordingly, investors will entrust their funds with management in whose judgment investors may depend, with only limited information about managements specific intentions with respect to a significant amount of the proceeds of this offering.

Item 4. Use of Proceeds

     All of the proceeds generated from the exercise of any warrants or options by Holders or Employees will be used entirely for working capital.

Item 5. Determination of Offering Price

     The offering price has been determined based upon the exercise price on the warrants or options held by the Holders or Employees.

Item 6. Dilution.

     Pursuant to Item 506 of Regulation SB [17 CFR 228.506], no information is required to be reported hereunder.

Item 7. Selling Security Holders.

     Pursuant to Item 507 of Regulation SB [17 CFR 228.507], no information is required to be reported hereunder.

Item 8. Plan of Distribution.

     The securities offered hereunder are being offered and sold by the issuer and are no being offered or sold through an underwriter, broker or dealer. Therefore, there are no underwriter discounts, fees or compensation associated with this offering.

Item 9. Description of Securities to be Registered.

     Each common share currently outstanding is fully paid and non assessable, and is entitled to one vote per share on all matters submitted for action by shareholders. All common shares are equal to each other with respect to the election of directors and cumulative voting is not permitted; therefore, the holders of more than 50% of the outstanding common shares can, if they choose to do so, elect all directors. The terms of the directors are not staggered. Directors are elected annually to serve until the next annual meeting of shareholders or until their successors are elected and qualified. There are no preemptive rights to purchase any additional shares of common or other securities of registrant. In the event of liquidation or dissolution, holders of common shares are entitled to receive pro rata, the remaining assets after creditors and holders of any class of stock having liquidation rights senior to holders of common shares have been paid in full. Reference is made to the description of common shares prepared in compliance with Item 202 of Regulation S-K in the Prospectus filed in the U.S. Securities and Exchange Commission as part of registrant's initial public offering.

Item 10. Interests of Named Experts and Counsel

     James W. Nearen assisted in the preparation of this Prospectus and the Registration Statement and has given an opinion on the validity of the securities being registered. Mr. Nearen is a director and a shareholder of the Company. The Company has waived any conflicts of interest that might exist as a result of the opinion rendered in regards to this offering statement. Mr. Nearen also qualifies as an expert pursuant to Item 509 of Regulation SB [17 CFR ss.228.509]. Mr. Nearen serves in the capacity of the issuers president, chief executive officer and as a member of the board of directors. As a result, Mr. Nearen will benefit directly and indirectly from this offering and should not be considered independent.

Item 11. Material Changes.

     There have been no material changes in the company's affairs since the filing of the Company's annual report on Form 10-KSB for the period ended December 31, 1996 on or about April 15, 1996 as modified by the information contained in the Company's quarterly report on Form 10-QSB for the period ended March 31, 1996. These reports are incorporated herein by this reference.

Item 12. Incorporation of Certain Information by Reference

     The Company hereby incorporates by reference (i) all periodic reports filed on Forms 10-KSB, 10-QSB, 8-K; (ii) any and all other reports filed pursuant to the requirements of Section 13 of the Exchange Act.; (iii) the description of the common stock registered hereby contained in the registration statement on Form S-8 on file with the Commission including any amendments or reports filed for the purpose of updating the description; and (iv) its annual report , if any, to shareholders delivered pursuant to Rule 14a-3 of the Exchange Act. In addition, all further documents filed by the Company pursuant to Section 13, 14, or 15(d) of the Exchange Act prior to the termination of this offering are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing.

     A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to the following: ICIS Management Group, Inc., 5050 N. Federal Highway, Lighthouse Point, FL 33064; Telephone 305-426-3400.

Item 13. Commission's Position on Indemnification of Officers and Directors

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                     PART II

Item 14. Other Expenses of Issuance and Distribution

         The estimated expenses of this offering are as follows:

         Registration fee                            $260.00
         EDGAR filing fee                            $240.00
         D-Tec filing fee                            $160.00
         Wire fees                                   $ 40.00
         Nasdaq fees payable upon issuance           $.01 per share ($7500 max.)
         Legal fees                                  -0-

Item 15. Indemnification of Officers and Directors

     Pursuant to Florida Statute, Chapter 607.0850, the Company may indemnify officers and directors from costs, expenses, judgments, awards and similar liabilities arising by virtue of the individuals serving as an officer or director of the Company. Generally, this statute provides that the Company is allowed to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or otherwise (other than action by or in right of corporation) by reason of fact that he or she was a director, officer, employee, or agent of corporation or serving another corporation at request of corporation, against expenses (including attorney's fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred by him if he acted in good faith and in manner he reasonably believed to be in or not opposed to best interests of corporation and, with respect to criminal action or proceeding, had no reasonably cause to believe his conduct unlawful.

Item 16. Exhibits.

     The following exhibits required by Item 601 of Regulation S-B are filed as part of this registration statement and are specifically incorporated herein by reference:

         Exhibit No.       Title
         -----------       -----

         1.            Not Applicable

         2.            Not Applicable

         4.            Instruments defining the rights of holders (Samples)

         5. Opinion of James W. Nearen regarding legality of the securities registered.

         8.                Not Applicable

         15.               Not applicable.

         23.               Consent of James W. Nearen to include legal opinion.

         24.               Not applicable.

         25.               Not applicable.

         26.               Not applicable.

         27.               Financial Data Schedule
                           (filed as separate EDGAR document)

         28.               Not applicable.

         99.               Not applicable.

Item 17. Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act is asserted by any officer, director, or controlling person in connection with the securities being registered (other than the payment by registrant of expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit or proceeding), registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     Registrant further undertakes:

     (1) To file during any period in which offers or sales are being made, a post effective amendment to this registration statement to:

          (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) reflect in the prospectus any facts or events arising after the effective date hereof (or the most recent post effective amendment hereof) which, individually, or in the aggregate, represents a fundamental change in the information set forth in this registration statement; and

          (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

Provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post effective amendment is incorporated by reference in any periodic report filed by the Company.


     (2) For the purpose of determining any liability under the Security Act, each post effective amendment to the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To deliver or cause to be delivered with the prospectus, to each person to whom they prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished to and meeting the requirements of Rule 14a-3 or Rule 14e-3 under the Securities Exchange Act of 1934 (the "Exchange Act"); and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of registrant's annual report pursuant to Section 13(a) of the Exchange Act (and where appropriate, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act, the registrant certifies that it has read the Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned thereon duly authorized in the City of Lighthouse Point, FL on the 24th day of July, 1996.

ICIS MANAGEMENT GROUP, INC.



By: /s/ James W. Nearen
    -------------------------------------------------------
     James W. Nearen, President and Chief Executive Officer
     Dated:  July 24, 1996

     Pursuant to the requirements of the 1933 Act, this registration statement or amendment has been signed by the following persons in the capacities and on the dates indicated:

/s/ James W. Nearen
- -------------------------
James W. Nearen                     Director                  July 24, 1996

/s/ Tim T. Hammer
- -------------------------
Tim T. Hammer                       Director                  July 24, 1996


/s/ Donald E. Kessler
- -------------------------
Donald E. Kessler                   Director                  July 24, 1996

                        FORM S-3 REGISTRATION STATEMENT

                                  EXHIBIT INDEX

     The following Exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-B and are specifically incorporated by reference herein.

Exhibit No. in
Registration Statement              Description                 Numbered Pages
- ----------------------              -----------                 --------------

         4.                   Instruments defining the
                              rights of holders (Samples)            11

         5.                   Opinion of counsel                     12

         24.                  Consent to Use Opinion                 13